Exhibit 99.1
Energy West, Incorporated Moves Fiscal Year-End to December 31 And Announces Monthly Dividend of $0.04 per share
Great Falls, Mont., August 15, 2008, Energy West, Incorporated (NASDAQ: EWST) today announced that its board of directors has amended the company’s bylaws to change Energy West’s fiscal year-end from June 30 to December 31.
Next month the company will report its audited results for the old fiscal year ended June 30, 2008. In March 2009, Energy West will report audited results for the six month transition financial period of July 1 to December 31, 2008. The company’s subsequent fiscal years will end on December 31 and its fiscal quarters will end on the last day of March, June, September and December.
“Moving our fiscal year-end will align our reporting periods with most other natural gas utilities,” said Thomas J. Smith, Energy West’s chief financial officer. “This will allow the investment community to more easily compare our results to those of our industry peers.”
Energy West also announced that its board of directors declared a monthly dividend of $0.04 per share to shareholders of record as of August 15, 2008. The dividend will be payable on August 29, 2008.
About Energy West

Energy West, Incorporated distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 23 billion cubic feet of natural gas to approximately 36,000 customers through regulated utilities operating in Montana, Wyoming, North Carolina and Maine. The company markets approximately 1.6 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming on an unregulated basis. The company also has a majority ownership interest in 162 natural gas producing wells and gas gathering assets. In addition, the company owns the Shoshone interstate and the Glacier gathering pipelines located in Montana and Wyoming. The company’s Montana public utility was originally incorporated in 1909 and is headquartered in Great Falls, Montana.
Safe Harbor Regarding Forward-Looking Statements

Certain statements made in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the company’s business generally include but are not limited to the company’s continued ability to make dividend payments, the company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks, risks associated with contracts accounted for as derivatives and various other matters, many of which are beyond the company’s control, the risk factors and cautionary statements made in the company’s public filings with the Securities and Exchange Commission, and other factors that the company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations or any change in events, conditions or circumstances on which any such statement is based.

For additional information about Energy West, please contact: James W. Garrett, vice president of business development, at (440) 205-1987.
The company’s toll-free number is (800) 570-5688. The company’s address is 1 First Avenue South, Great Falls, Montana 59401 and its website is www.EnergyWest.com.